Exhibit 16.1

December 18, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Form 6-K filed with the U.S. Securities and Exchange Commission on December 18, 2025 of Mega Fortune Company Limited (the “Company”) and agree with the statements relating only to WWC, P.C, contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

We hereby consent to the filing of this letter as an exhibit to the Form 6-K

Very truly yours,

WWC, P.C.

Certified Public Accountants

PCAOB ID: 1171